UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 7, 2006
Health Benefits Direct Corporation
(Exact name of registrant as specified in charter)

Delaware	333-123081	98-0438502

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5 Radnor Corporate Center
Suite 555
Radnor, Pennsylvania 19087
(Address of principal executive offices)
(610) 971-6197
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     In connection with the resignation of Scott Frohman as Chief Executive Officer and as a director of Health Benefits Direct Corporation (the “Company”), described in Item 5.02 below, the Company and Mr. Frohman have entered into a Separation Agreement (the “Separation Agreement”) dated December 7, 2006. A copy of the Separation Agreement is attached hereto as Exhibit 10.1.
     Under the Separation Agreement, Mr. Frohman’s employment with the Company ceased to be effective on December 7, 2006 (the “Separation Date”). The Separation Agreement provides for the resolution of all matters with respect to Mr. Frohman’s employment, including all obligations to Mr. Frohman under his Employment Agreement with the Company, dated as of October 10, 2005 (the “Employment Agreement”),with respect to his outstanding options to purchase shares of common stock of the Company and with respect to any other similar amounts or benefits payable to Mr. Frohman pursuant to the Employment Agreement or otherwise.
     The Separation Agreement provides for the payment to Mr. Frohman of his current monthly salary for a period of 18 months, less taxes, in satisfaction of all obligations under the Employment Agreement, and in recognition that a material portion is in consideration of Mr. Frohman’s confidentiality, non-competition and non-solicitation obligations. In addition, Mr. Frohman will receive (i) a lump sum payment equal to $21,525 for four weeks of accrued but unused vacation, less $8,075 for certain business expenses and (ii) payment of, or reimbursement for, monthly COBRA premiums for a period of 18 months following the Separation Date.
     It further provides that upon his termination of employment, Mr. Frohman’s option to purchase 600,000 shares of common stock of the Company, exercisable at $2.50 per share and originally granted on November 10, 2005, will become vested as to 375,000 shares (150,000 of which were currently vested and 225,000 of which became vested on December 7, 2006). These 375,000 shares shall remain exercisable by Mr. Frohman for one year following the Separation Date. The option shall terminate with respect to the remaining 225,000 shares that will not become vested under the Separation Agreement.
     Certain of Mr. Frohman’s shares of common stock of the Company (1,566,007 shares) remain locked up until November 23, 2007 under the terms of a Lock-Up Agreement with the Company, dated as of November 23, 2005 (the “Lock-Up Agreement”). A portion of Mr. Frohman’s shares (1,191,006 shares) and his option to acquire 375,000 shares of common stock of the company have been since been released from the Lock-Up Agreement (the “Released Securities”). Under the Separation Agreement, Mr. Frohman has agreed that the Released Securities will remain subject to general lock-up terms for a period of 18 months following the Separation Date, subject to certain exceptions as set forth in the Separation Agreement.
     The Separation Agreement also provides for mutual non-disparagement by Mr. Frohman and the Company. Mr. Frohman also is subject to confidentiality provisions and an 18 month non-competition, non-solicitation and no-hire period under the Separation Agreement.
     As described in Item 5.02 below, the Company has simultaneously announced the appointment of Alvin H. Clemens as its Chief Executive Officer. The terms of Mr. Clemens’s compensation arrangements are described under Item 5.02 below and incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement
     Under the Separation Agreement described in Item 1.01 above, Mr. Frohman’s Employment Agreement was terminated.
     The Employment Agreement was previously filed with the Securities and Exchange Commission by the Company on November 30, 2005 as Exhibit 10.14 to its Current Report on Form 8-K.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On December 7, 2006, Mr. Frohman resigned as Chief Executive Officer and as a director of the Company and Alvin H. Clemens, the Company’s current Executive Chairman, was appointed as Chief Executive Officer.
     Mr. Clemens’s current Employment Agreement (including his current compensation arrangement) relating to his position as the Executive Chairman, dated as of January 12, 2006, will remain in effect upon his appointment to the Chief Executive Officer position. Under the two-year agreement, Mr. Clemens is paid an annual base salary of $275,000 and is entitled to receive such bonus compensation as a majority of the Company’s board of directors may determine from time to time. Mr. Clemens’s employment agreement terminates on January 12, 2008. Mr. Clemens’s Employment Agreement was previously filed with the Securities and Exchange Commission by the Company on January 17, 2006 as Exhibit 10.9 to its Current Report on Form 8-K.
     A copy of the press release announcing Mr. Frohman’s resignation and Mr. Clemens’s appointment is attached as Exhibit 99.1 hereto.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
10.1	Separation Agreement, dated December 7, 2006, between Health Benefits Direct Corporation and Scott Frohman

99.1	Press Release, dated December 7 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2006
HEALTH BENEFITS DIRECT CORPORATION
	By:	/s/ ANTHONY R. VERDI
		Name:	Anthony R. Verdi
		Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Separation Agreement, dated December 7, 2006, between Health Benefits Direct Corporation and Scott Frohman

99.1	Press Release, dated December 7, 2006

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